Exhibit 99.1

Viatris Announces Agreement to Monetize its Equity Stake in Biocon Biologics Limited

Viatris to Receive $400 Million in Cash and $415 Million in Equity Shares of Biocon Limited

Transaction Accelerates the Expiration of Biosimilars Non-Compete Restrictions

PITTSBURGH – December 6, 2025 – Viatris Inc. (Nasdaq: VTRS) today announced that it has entered into definitive agreements with Biocon Limited (“Biocon”) for the sale of Viatris’ equity stake in Biocon Biologics Limited (“Biocon Biologics”). Under the definitive agreements, Biocon will acquire all of Viatris’ convertible preferred equity in Biocon Biologics for total consideration of $815 million, consisting of $400 million in cash and $415 million in newly issued equity shares of Biocon.

“This agreement is another important step in Viatris’ evolution,” said Scott A. Smith, Chief Executive Officer, Viatris. “Monetizing the value of our equity stake in Biocon Biologics and regaining access to the biosimilars market globally provides significant additional optionality as we continue to build a portfolio of generics, established brands and innovative brands that can contribute to our future growth.”

Key Terms of Transaction
Under the terms of the agreements, Viatris will sell its equity stake in Biocon Biologics to Biocon for $400 million in cash and $415 million in equity shares of Biocon Limited, which will be listed and traded on the National Stock Exchange of India. The shares are subject to a six-month lock up period. Transaction value will be subject to related taxes. In addition, the terms of the definitive agreements accelerate the expiration of biosimilars non-compete restrictions previously placed on Viatris in 2022 in connection with Viatris’ sale of its biosimilars portfolio and related commercial and other capabilities to Biocon Biologics. These restrictions will expire immediately at the time of close for all ex-U.S. markets and in November 2026 for U.S. markets. The transaction is expected to close in Q1 2026, subject to satisfaction of closing conditions.

Citi is acting as financial advisor to Viatris. Cravath, Swaine & Moore LLP and Indian law firm Khaitan & Co. are acting as legal advisors to Viatris.

About Viatris
Viatris Inc. (Nasdaq: VTRS) is a global healthcare company uniquely positioned to bridge the traditional divide between generics and brands, combining the best of both to more holistically address healthcare needs globally. With a mission to empower people worldwide to live healthier at every stage of life, we provide access at scale, currently supplying high-quality medicines to approximately 1 billion patients around the world annually and touching all of life's moments, from birth to the end of life, acute conditions to chronic diseases. With our exceptionally extensive and diverse portfolio of medicines, a one-of-a-kind global supply chain designed to reach more people when and where they need them, and the scientific expertise to address some of the world's most enduring health challenges, access takes on deep meaning at Viatris. We are headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on LinkedIn, Instagram, YouTube and X.

Forward-Looking Statements
This press release includes statements that constitute "forward-looking statements." These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include statements that Viatris has entered into definitive agreements with Biocon for the sale of Viatris’ equity stake in Biocon Biologics; under the definitive agreements, Biocon will acquire all of Viatris’ convertible preferred equity in Biocon Biologics for total consideration of $815 million, consisting of $400 million in cash and $415 million in newly issued equity shares of Biocon; this agreement is another important step in Viatris’ evolution; monetizing the value of our equity stake in Biocon Biologics and regaining access to the biosimilars market globally provides significant additional optionality as we continue to build a portfolio of generics, established brands and innovative brands that can contribute to our future growth; under the terms of the agreements, Viatris will sell its equity stake in Biocon Biologics to Biocon for $400 million in cash and $415 million in equity shares of Biocon Limited, which will be listed and traded on the National Stock Exchange of India; the shares are subject to a six-month lock up period; transaction value will be subject to related taxes; the terms of the definitive agreements accelerate the expiration of biosimilars non-compete restrictions previously placed on Viatris in 2022 in connection with Viatris’ sale of its biosimilars portfolio and related commercial and other capabilities to Biocon Biologics; these restrictions will expire immediately at the time of close for all ex-U.S. markets and in November 2026 for U.S. markets; the transaction is expected to close in Q1 2026, subject to satisfaction of closing conditions. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: actions and decisions of healthcare and pharmaceutical regulators; our ability to comply with applicable laws and regulations; changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; any regulatory, legal or other impediments to Viatris' ability to bring new products to market; products in development and/or that receive regulatory approval may not achieve expected levels of market acceptance, efficacy or safety; longer review, response and approval times as a result of evolving regulatory priorities and reductions in personnel at health agencies; Viatris' or its partners' ability to develop, manufacture, and commercialize products; the scope, timing and outcome of any ongoing legal proceedings, and the impact of any such proceedings on Viatris; Viatris' failure to achieve expected or targeted future financial and operating performance and results; goodwill or impairment charges or other losses; any changes in or difficulties with the Company’s manufacturing facilities; risks associated with international operations; changes in third-party relationships; the effect of any changes in Viatris' or its partners' customer and supplier relationships and customer purchasing patterns; the impacts of competition; changes in the economic and financial conditions of Viatris or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, potential adverse impacts from future tariffs and trade restrictions, inflation rates and global exchange rates; and the other risks described in Viatris' filings with the Securities and Exchange Commission ("SEC"). Viatris routinely uses its website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD). Viatris undertakes no obligation to update these statements for revisions or changes after the date of this press release other than as required by law.

Contacts

Media:
+ 1.724.514.1968
Communications@viatris.com

Jennifer Mauer
Jennifer.Mauer@viatris.com

Matt Klein
Matthew.Klein@viatris.com

Investors:
+ 1.724.514.1813
InvestorRelations@viatris.com

Bill Szablewski
William.Szablewski@viatris.com